January 6, 1999

                    [Coverletter of Cortez Diagnostics, Inc]

Pretory
182 Rue de Pyranees BP12
Paris Cedex 20, 75965
France

                              Distributor Agreement

We, Cortrez Diagnostics, Inc., hereafter referred to as Cortez, hereby certify that Pretory, or the above mentioned address, is our exclusive distributor of the Drugs of Abuse Rapid tests in France. The exclusivity right will remain in place for six months from the date of this contract and after six months the distributor's activities will be evaluated. If the sales volume for the first six months is satisfactory the contract will be renewed for a period of six months. The distributor's activities will be evaluated at the beginning of each subsequent six-month periods and the parties will agree in writing for the volume of sales for the following six-month period and renew the contract accordingly.

Pretory is authorized with the right to sell and register the products, supply technical services on behalf of Cortez, exporting outside of the United States. Pretory agrees not to distribute similar rapid tests from Cortez's competitors during the period specified by this agreement, except for tests that are not available from the Cortez product list. Pretory is authorized to use our business and brand name to advertise our products via mass media.

In cases where individual buyers demand to buy directly from Cortez, Cortez will inform Pretory about such a proposal. Cortez will allow Pretory to negotiate the selling price - this is in order to keep a consistent pricing policy - and the margin between Pretory's cost and the selling price will be split 50-50 with Cortez. Cortez will not sell and ship Cortez Drugs of Abuse test directly to any other customer located in France. However, Cortez will not be held responsible for any OEM buyers and distributors worldwide who might intend to sell the same products under their own company name in France.

Cortez accepts to carry out the supply of tests for Pretory for upcoming orders. Pretory will be fully supported and promptly supplied by Cortez for as long as the signed contract is valid. The prices quoted to Pretory will remain for 6 months from the above date.

SAMPLE POLICY; Pretory is expected to pay for the samples (20% discount) and pay for the freight. PAYMENT POLICY: Payment terms will be cash in advance by wire transfer, check or confirmed, irrevocable, and sight letter of credit. Pretory must pay the L/C fees for their bank and Cortez's bank. The quoted prices are based on the payment method of wire transfer and do not include L/C costs. These agreements must be determined before any upcoming order pro forma will be prepared.


Initials  /s/ P.SH                  /s/ JG
          ------------              ----------------
          Paul Shaw                 Jacques Gaussens


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SHIPMENT: Approximately two days to 2 weeks after receipt of firm order depending upon the diversity and the volume of the order. This also depends on the payment plan. If the delivery time needed is longer than 2 weeks, then Cortez will inform the distributor about the expected delivery date.

WARRANTY: Cortez warrants that diagnostics supplied to the distributor are free from defects In material, design and workmanship. All diagnostics shall show their expiration date on the label. The stated warranty does not apply in the event of improper storage and/or handling of diagnostics or in other circumstances beyond the control of Cortez. In the event that a shipment of such diagnostics from Cortez is confirmed by Pretory as defective with respect to workmanship or quality and if written notice thereof is duly given to Cortez, Pretory shall at Cortez's request and cost return or destroy the products in question, whereupon Cortez shall at its discretion, either reimburse any amounts paid to Cortez as purchase price for the products in question or deliver an equivalent amount of such products to Pretory. Any further warranties or remedies whether express or implied, including without limitation - any warranty of merchantability or fitness for any particular purpose with respect to products or any claim for loss of profit or other damages resulting from defective products are expressly excluded. The risk of expiry shall be borne exclusively by the distributor.

LIABILITY: Cortez shall be liable for only the cost of the defective products paid to Cortez. The distributor will accept any other liability. The distributor will indemnify and hold Cortez harmless against any and all claims, Lawsuits, proceedings, recoveries, and damages arising out of, based on, or caused by defects in material or workmanship of the products.

The faxed copy of this document is legitimate and legal. It can be renewed before the expiration date.

Signed by:


/s/ Paul Shaw                                          /s/ Jacques Gaussens
---------------------                                  -------------------------
Paul Shaw                                              Jacques Gaussens
Marketing Manager                                      President

This certificate expires 12 months from the date notarized.
State of California/County of Los Angeles

Subscribed and sworn to before me this ____ day of __________ month ________year

      _____________________________

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